Exhibit 99.1

Ark Restaurants Announces Declaration of Dividend

NEW YORK--(BUSINESS WIRE)--November 23, 2010--Ark Restaurants Corp. (NASDAQ:ARKR) announced today that its Board of Directors declared the first quarter regular dividend of 25 cents per share on the Company's common stock for fiscal year 2011. The Company determined that due to uncertainty in the tax laws for the treatment of dividends paid in 2011 that the first fiscal quarter dividend will be paid on December 22, 2010 to shareholders of record at the close of business December 8, 2010. Under normal circumstances the payment date would have been in the first week of January 2011.

Ark Restaurants owns and operates 20 restaurants and bars, 31 fast food concepts and catering operations. Seven restaurants are located in New York City, four are located in Washington, D.C., five are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey, one is located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include three restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and nine food court concepts; one bar within the Venetian Casino Resort as well as three food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino. The operations at the Foxwoods Resort Casino include one fast food concept and six fast food concepts at the MGM Grand Casino. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace. The Florida operations under management include five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations.

Except for historical information, this news release contains forward-looking statements, which involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Ark Restaurants Corp.
Robert Towers, 212-206-8800
bob@arkrestaurants.com